Exhibit 99.1

Alphabet Appoints R. Martin “Marty” Chávez to its Board of Directors

MOUNTAIN VIEW, Calif. (July 14, 2022) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced that it has appointed R. Martin “Marty” Chávez to its Board of Directors. Mr. Chávez is a respected business leader with extensive experience across finance and technology. He is a partner and vice chairman of global investment firm Sixth Street, where he is a member of the firm’s Executive Committee and leads research and development initiatives, with a focus on Sixth Street’s partnerships with software and healthcare technology companies. He is also a key advisor to the firm’s diversity, equity, and inclusion efforts and to its portfolio operations group, More Than Capital.

Mr. Chávez currently serves as a member of the board of directors of the Broad Institute of MIT and Harvard, and the Stanford Medicine Board of Fellows, and is a member of the board of directors of the Los Angeles Philharmonic. He is chair of the board of directors for Recursion Pharmaceuticals, Inc., a clinical biotechnology company, where he serves on its audit committee. He was previously a director of Banco Santander, S.A., a financial services company.

Prior to Sixth Street, Mr. Chávez held a number of executive positions during his 20 year tenure with Goldman Sachs, including chief information officer, chief financial officer, global co-head of the firm’s Securities Division, and member of the management committee. Mr. Chávez also co-founded San Francisco start-up Quorum Software Systems, where he was chief technology officer, and he was chief executive officer and co-founder of Kiodex (acquired by Sungard).

Mr. Chávez holds a Bachelor of Arts degree in biochemical sciences and a Master of Science degree in computer science from Harvard University, and a Doctoral degree in medical information sciences from Stanford University.

His appointment is effective immediately and he will serve on Alphabet’s Audit & Compliance Committee.

“It’s an honor to join Alphabet’s Board of Directors,” said Mr. Chávez. “The company’s mission to organize the world’s information and make it universally accessible and useful has never been more important than it is today, and I’m thrilled to help advance this important work.”

“I’m delighted to welcome Marty to Alphabet’s Board of Directors,” said John Hennessy, chair of the Alphabet Board of Directors. “He is an accomplished technologist, entrepreneur, and investor, and he brings deep experience from the worlds of finance and technology.”

About Alphabet Inc.

Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 160,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, Google Cloud and YouTube. In October 2015, Alphabet became the parent holding company of Google.

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